Exhibit 10.20

MINIMED GROUP, INC.
NONQUALIFIED RETIREMENT PLAN SUPPLEMENT
(effective as of March 9, 2026)

SCHEDULE A - CREDITING RATE

MINIMED GROUP, INC.
NONQUALIFIED RETIREMENT PLAN SUPPLEMENT
MiniMed Group, Inc. (the “Company”) wishes to establish this Executive Nonqualified Supplemental Benefit Plan (the “Plan”) for the benefit of the Eligible Employees of the Company and certain of its Affiliates, effective as of March 9, 2026 (the “Effective Date”). This Plan was established by the Company, effective as of the Effective Date, in connection with the initial public offering and separation from Medtronic plc (“Medtronic”, and such transaction, the “Separation”) pursuant to the Employee Matters Agreement, dated March 1, 2026, by and between Medtronic Group Holding, Inc. and Kangaroo US HoldCo 2, Inc the “EMA”). The Company adopted this Plan to, amongst other objectives, assume and maintain liabilities for Eligible Employees who participated in the Medtronic NRPS Plan immediately prior to their applicable Standup Date (each as defined below).
This Plan was established, in part, to assume certain liabilities under the Medtronic Inc. Executive Nonqualified Supplemental Benefit Plan, as amended and restated on March 3, 2025 and further amended on March 4, 2026 (the “Medtronic NRPS Plan”) with respect to SplitCo Employees (as defined in the EMA) who participated in the Medtronic NRPS Plan as of immediately prior to the applicable Standup Date, and select liabilities under the Medtronic NRPS Plan attributable to such SplitCo Employees were transferred to this Plan effective as of the applicable Standup Date. For the avoidance of doubt, the administrative provisions of this Plan, including, without limitation, Article 11 through Article 13, apply to the liabilities transferred from the Medtronic NRPS Plan.
The purpose of the Plan is also to provide Eligible Employees with benefits that supplement those provided under certain of the tax-qualified plans maintained by the Company. More specifically, the Plan is intended to provide certain benefits on a nonqualified basis that are not otherwise provided under the Company’s tax-qualified plans as a result of the application of certain legal limitations, including Code Sections 401(a)(17) and 415, on contributions, benefits and includible compensation and as a result of elections made by Eligible Employees under other plans maintained by the Company.
The Plan is not intended to be qualified under Section 401(a) of the Code. The Plan, as restated herein, is subject to, and intended to comply with, Section 409A of the Code.
The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary, shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.

ARTICLE 1
DEFERRED COMPENSATION ACCOUNT
Section 1.1.    Establishment of Account. The Company shall establish one or more Accounts for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred compensation to be paid under the Plan.
Section 1.2.    Property of the Company. Any amounts set aside for benefits payable under the Plan are the property of the Company, except, and to the extent, provided in any grantor trust that may be established by the Company in accordance with Section 10.1.
ARTICLE 2
DEFINITIONS, GENDER, AND NUMBER
Section 2.1.    Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
2.1.1.    “Account” means a bookkeeping account established by the Company on its books and records to record and determine the benefits payable to a Participant or Beneficiary under the Plan. The Company shall establish a separate Account on behalf of each Participant for:
(a)    The benefit the Participant is entitled to receive pursuant to Article 5, if any, entitled the “MiniMed Nonqualified Retirement Plan Account”;
(b)    The benefit the Participant is entitled to receive pursuant to Article 6, if any, entitled the “Supplemental Personal Investment Account”; and
(c)    The benefit the Participant is entitled to receive pursuant to Article 7, if any, entitled the “Supplemental MiniMed Core Contribution Account.”
The Committee may establish any number of sub-accounts on behalf of a Participant or Beneficiary as the Committee considers necessary or advisable for purposes of maintaining a proper accounting of amounts to be credited under the Plan on behalf of a Participant or Beneficiary.
2.1.2.    “Affiliate” or “Affiliates” means any entity that is required to be aggregated with the referenced company pursuant to Sections 414(b), (c), (m) or (o) of the Code.
2.1.3.    “Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 8.2.1 as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 8.2.2.

2.1.4.    “Board” means the Board of Directors of the Company as constituted at the relevant time.
2.1.5.    “Capital Accumulation Plan” means the MiniMed Group, Inc. Capital Accumulation Plan Deferral Program, as amended or restated from time to time or any successor thereto.
2.1.6.    “Change of Control” means any of the following events:
(a)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a “Person”) becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Act) of 30% or more of either (i) the then-outstanding shares of the Stock (the “Outstanding Company Shares”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) an acquisition directly from the Company; (2) an acquisition by the Company or a Subsidiary; (3) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (4) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities or (5) an acquisition pursuant to a transaction that complies with Sections 2.1.6(b), (c) and (d) below;
(b)    Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered an Incumbent Director; but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board;
(c)    The consummation of a reorganization, merger, statutory share exchange or consolidation (or similar corporate transaction) involving the Company or a Subsidiary, the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity (a “Business Combination”), unless immediately following such Business Combination: (i) substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Outstanding Company Shares and the Outstanding Company Voting Securities immediately prior to such Business

Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding Shares and the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”) or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), in substantially the same proportion as their ownership, immediately prior to the Business Combination, of the Outstanding Company Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of the outstanding Shares and the total voting power of the outstanding securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the Board of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the initial agreement providing for such Business Combination; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding anything to the contrary contained herein, none of the Initial Public Offering, the Divestment or the Other Disposition (each as defined in the Separation Agreement dated March 1, 2026, by and between Medtronic Group Holding, Inc. and Kangaroo US HoldCo 2, Inc.) shall constitute a Change of Control.
2.1.7.    “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section, and to all guidance issued under that section.
2.1.8.    “Committee” means the Compensation and Talent Committee or individual appointed by the Compensation and Talent Committee of the Board (or any person or entity designated by the Committee) to administer the Plan pursuant to Section 11.4.
2.1.9.    “Company” means MiniMed Group, Inc. and its successors and assigns, by merger, purchase or otherwise.
2.1.10.    “Domestic Relations Order” has the meaning set forth in Section  414(p)(l)(B) of the Code.
2.1.11.    “Eligible Employee” means an elected or appointed officer of the Company, or any other key employee of the Company or an Affiliate, excluding any individual who is neither a United States citizen nor a United States resident. In order to be an Eligible Employee an employee must be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 40l(a)(l) of ERISA and rules established by the Committee. The Company may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive.
2.1.12.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute. References to an ERISA section shall be deemed to be to that section or to any successor to that section, and to all guidance issued under that section.
2.1.13.    “Interest Rate” means an annual rate of two percent (2%) or such other reasonable rate of interest as is selected by the Committee, in its sole discretion.
2.1.14.    “Medtronic Retirement Plan Supplemental Benefit” has the meaning set forth in Article 5.
2.1.15.    “MiniMed Core Contribution Account” has the same meaning as in the Savings and Investment Plan.
2.1.16.    “MiniMed Core Contribution Account Supplemental Benefit” has the meaning set forth in Article 7.
2.1.17.    “MiniMed Nonqualified Retirement Plan Account” means, solely with respect to SplitCo Participants described in Article 5, the bookkeeping account established pursuant to Section 5.3.3(c) to which the Transition Amount (as defined in Section 5.3.3(b)) is credited, together with interest credited in accordance with Section 5.3.3(c)(i). For the avoidance of doubt, MiniMed Nonqualified Retirement Plan Accounts are maintained only for SplitCo Participants who had accrued Medtronic Retirement Plan Supplemental Benefits under the Medtronic NRPS Plan; no other Participants shall have MiniMed Nonqualified Retirement Plan Accounts under this Plan.
2.1.18.    “Participant” means an Eligible Employee who has commenced participation in the Plan.
2.1.19.    “Personal Investment Account” has the same meaning as in the Medtronic Savings and Investment Plan, as in effect on the Effective Date.
2.1.20.    “Personal Investment Account Supplemental Benefit” has the meaning set forth in Article 6.
2.1.21.    “Plan” means the “MiniMed Group, Inc. Nonqualified Retirement Plan Supplement” as set forth herein and as amended or restated from time to time.
2.1.22.    “Plan Year” means the 12-month period commencing each January 1 and ending the following December 31.

2.1.23.    “Savings and Investment Plan” means the MiniMed Savings and Investment Plan as amended from time to time, and any successor thereto.
2.1.24.    “Section 401(a)(17) Limitation” means the limitation on the dollar amount of compensation that may be taken into account under qualified retirement plans under Section 401(a)(17) of the Code.
2.1.25.    “Section 415 Limitation” means the limitation on benefits for qualified defined benefit pension plans and the limitation on allocations for qualified defined contribution plans, which are imposed by Section 415(b) and (c), respectively, of the Code.
2.1.26.    “Separation from Service” or “Separate from Service,” with respect to a Participant, means the Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code. Solely for this purpose, a Participant will be considered to have a Separation from Service when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Affiliate under an applicable statute or by contract. For purposes hereof, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate, and the Separation from Service occur, on the day immediately following the end of such six month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the Company may substitute a 29-month period of absence for such six-month period.
Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliate and the Participant reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).
Notwithstanding anything in Section 2.1.2 to the contrary, in determining whether a Participant has had a Separation from Service with an Affiliate, an entity’s status as an “Affiliate” shall be determined substituting “50 percent” for “80 percent” each place it appears in Section 1563(a)(l),(2), and (3) and in Treasury Regulation Section 1.414(c)-2.

The Company shall have discretion to determine whether a Participant has experienced a Separation from Service in connection with an asset sale transaction entered into by the Company or an Affiliate, provided that such determination conforms to the requirements of Section 409A, in which case the Company’s determination shall be binding on the Participant.
For the avoidance of doubt, the assumed “separation from service” to calculate a SplitCo Participant’s Medtronic Retirement Plan Supplemental Benefit under the Medtronic NRPS Plan utilized to determine a SplitCo Participant’s Transition Amount and MiniMed Retirement Plan Supplemental Benefit does not constitute a Separation from Service for purposes of vesting, payment or distribution under this Plan, the Medtronic NRPS Plan or any other plan, program, or arrangement maintained by the Company, Medtronic or any of their Affiliates.
2.1.27.    “Section 409A” means Section 409A of the Code, as amended from time to time, any successor statute, and all guidance issued thereunder.
2.1.28.    “Specified Employee” means an employee of an Affiliate who is subject to the six-month delay rule described in Section 409A(2)(B)(i) of the Code. The Company shall establish a written policy for identifying Specified Employees in a manner consistent with Section 409A, which policy may be amended by the Company from time to time as permitted by Section 409A.
2.1.29.    “SplitCo Participant” means a Day 1 SplitCo Participant or a Day 2 SplitCo Participant.
2.1.30.    “Standup Date” has the meaning set forth in the EMA.
2.1.31.    “Stock” means the Company’s common stock $0.01 par value per share (as such par value may be adjusted from time to time).
Section 2.2.    Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.
ARTICLE 3
PARTICIPATION
Section 3.1.    Who May Participate. Except as set forth in Article 4 below, participation in the Plan is limited to Eligible Employees.
Section 3.2.    Time and Conditions of Participation. An Eligible Employee shall become a Participant on the date on which he or she first accrues a benefit under the Plan, provided that he or she is then in compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan.

Section 3.3.    Termination and Suspension of Participation. Once an individual has become a Participant, participation shall continue until payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan.
Section 3.4.    Missing Persons. Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Company informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her. If, after having made reasonable efforts to do so, the Company is unable to locate the Participant or Beneficiary for purposes of making a distribution, the Participant’s or Beneficiary’s Plan benefit will be forfeited. In no event will a Participant’s or Beneficiary’s benefit be paid to him or her later than the date otherwise required by the Plan.
Section 3.5.    Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which the Participant would otherwise be eligible. Notwithstanding anything in the Plan to the contrary, to the extent permitted by Section 409A, the Committee, or anyone to whom the Committee has delegated this authority pursuant to Section 11.4, may reduce the benefits payable to a Participant under the Plan if, and to the extent that, benefits are payable to the Participant under another similar plan or arrangement maintained by the Company or an Affiliate. The Committee (or its delegate) shall have complete and absolute discretion to determine whether another benefit plan or arrangement maintained by the Company or an Affiliate is similar to the Plan, whether the benefit under the Plan can be reduced in a manner that does not cause a violation of Section 409A, and the amount of the reduction to be applied.
Section 3.6.    Plan Benefits for Participants who Separated from Service. The benefits provided under the Plan with respect to any Participant who has incurred a Separation from Service shall, except as otherwise specifically provided in the Plan, be governed in all respects by the terms of the Plan as in effect as of the date of the Participant’s Separation from Service. A Participant’s reemployment by, or performance of services for, the Company or an Affiliate after incurring a Separation from Service shall not affect the payment timing or amount of his or her Account(s) under the Plan attributable to his or her service prior to his or her Separation from Service.
ARTICLE 4
TRANSITION OF SEPARATION PARTICIPANTS
Section 4.1.    Opening Account Balances and Participation. Unless otherwise expressly set forth herein, the opening account balance under this Plan as of the actual date of transfer to the Company of any SplitCo Employee who had accumulated benefits under the Medtronic NRPS Plan, the responsibility for which is transferred to the Company pursuant to the EMA, shall be the account balance such Participant had in the Medtronic NRPS Plan immediately before the Separation. The amounts credited to such Accounts shall be maintained and administered in accordance with this Plan. For purposes of this Article 4 and Article 5 only, “Participant” shall include SplitCo Employees who had accrued benefits under the Medtronic NRPS Plan, the responsibility for which is transferred to the Company under the EMA. SplitCo Employees must separately meet the participation criteria set forth in Section 3.1 to become an

Eligible Employee under the Plan in order to be eligible to accrue additional benefits hereunder on or after the Separation Date. Notwithstanding the foregoing, the treatment of Medtronic Retirement Plan Supplemental Benefits accrued under the Medtronic NRPS Plan for SplitCo Participants described in Article 5 shall be governed exclusively by the provisions of Article 5.
Section 4.2.    Plan Elections and Designations. Notwithstanding anything herein to the contrary and in accordance with the requirements of the EMA, all beneficiary designations, deferral election forms, investment elections, payment form elections, and qualified domestic relations orders creating rights for alternate payees in effect under the Medtronic NRPS Plan as of the applicable Standup Date shall be deemed to be effective with respect to the Plan; provided, however, that investment elections relating to the Medtronic Stock Fund (as defined below) shall be subject to the provisions set forth in this Section 4.2:
4.2.1.    Medtronic Stock Fund Elections – Advance Reallocation Window. As soon as reasonably practicable following the applicable Standup Date, the Company shall notify each affected Participant (each, a “Stock Fund Participant”) of (a) the treatment of his or her Medtronic Stock Fund election under this Section 4.2, (b) the investment measures available under this Plan (the “Available Measures”), and (c) the opportunity to submit a new investment election reallocating any amounts then notionally invested in the Medtronic Stock Fund to one or more Available Measures prior to the Automatic Mapping Date (as defined below). During this advance election window, Stock Fund Participants may reallocate their Medtronic Stock Fund balances in accordance with the rules of the Committee and consistent with the provisions of Section 6.4 of this Plan. The Committee shall use commercially reasonable efforts to set forth reasonable procedures for the submission and processing of such reallocation elections. For purposes of this Section 4.2, the “Medtronic Stock Fund” means the Medtronic plc common stock fund investment option that was available as a notional investment measure under the Medtronic NRPS Plan.
4.2.2.    Medtronic Stock Fund – Deemed Liquidation. As of the close of business on the day immediately preceding each Stock Fund Participant’s Standup Date (the “Automatic Mapping Date”), any amounts then remaining notionally invested in the Medtronic Stock Fund that have not been reallocated pursuant to Section 4.2.1 above shall be deemed to have been liquidated at a value equal to the closing price of a share of Medtronic common stock as of such Automatic Mapping Date, as determined by the Committee (or its designee) in good faith. The resulting notional cash proceeds shall be reallocated in accordance with Section 4.2.3 below. For the avoidance of doubt, this deemed liquidation is solely a change to the notional investment measure applicable to the Participant’s Account under this Plan and does not constitute a distribution, an acceleration of benefits, or any other change to the time or form of payment of any amounts under this Plan for purposes of Section 409A.
4.2.3.    Mapping of Proceeds. The notional cash proceeds resulting from the deemed liquidation under Section 4.2.2 shall be reallocated among the Available Measures as follows:

(a)    First, if the Stock Fund Participant has existing investment elections in effect under the Plan with respect to one or more Available Measures (other than the Medtronic Stock Fund) as of the Automatic Mapping Date, the proceeds shall be allocated pro-rata among such other Available Measures in the same proportions as such existing elections; or
(b)    Second, if the Stock Fund Participant has no other investment election in effect as of the Automatic Mapping Date (i.e., the Stock Fund Participant was allocated 100% to the Medtronic Stock Fund), the proceeds shall be allocated to the default investment fund designated by the Committee under the Plan from time to time (the “Default Fund”), which shall initially be Vanguard Target Retirement Income Target Date funds (to be completed consistent with the MiniMed Savings and Investment Plan’s qualified default investment alternative).
4.2.4.    Section 409A Compliance. The deemed liquidation and mapping of Medtronic Stock Fund elections pursuant to this Section 4.2 is intended to constitute solely a change to the notional investment measure applicable to affected Accounts, and shall not be treated as a change in the time or form of payment, an acceleration of any amount subject to Section 409A, or a material modification of any deferral or payment election, in each case within the meaning of Section 409A and the Treasury Regulations thereunder. This Section 4.2 shall be interpreted and administered in a manner consistent with Section 409A.
Section 4.3.    Calculation of Limitations. Notwithstanding anything herein to the contrary, for purposes of calculating the Section 415 Limitation and the Section 401(a)(17) Limitation, compensation and benefits accrued under the Medtronic NRPS Plan (and the underlying Medtronic qualified retirement plan(s)) and/or while a Participant was employed by Medtronic and its Affiliates during 2026 shall be taken into consideration under the Plan for the 2026 Plan Year.
ARTICLE 5
MINIMED RETIREMENT PLAN SUPPLEMENTAL BENEFITS (FROZEN)
Section 5.1.    Frozen Benefit; No New Accruals. This Article 5 addresses only the treatment of Medtronic Retirement Plan Supplemental Benefits accrued by certain SplitCo Employees under the Medtronic NRPS Plan prior to their transfer to the Company pursuant to the EMA. The Company does not maintain or offer a final average pay pension arrangement and this Plan, including this Article 5, does not and will not constitute such an arrangement. No Participant (including any SplitCo Participant) shall accrue any MiniMed Retirement Plan Supplemental Benefits under this Article 5 with respect to service or compensation earned on or after the applicable Transition Date (as defined in Section 5.3.3(a)).
Section 5.2.    Medtronic NRPS Nonqualified Retirement Plan Supplemental Benefit. Under Article 4 of the Medtronic NRPS Plan, eligible participants accrued a supplemental pension benefit (the “Medtronic Retirement Plan Supplemental Benefit”) based on a final average pay (FAP) pension formula equal to: (a) the benefit the participant would have accrued under the Medtronic, Inc. Pension Plan and the Medtronic Puerto Rico Retirement Income Plan (collectively, the “Medtronic Pension Plans”) without application of the Section 415 Limitation or the Section 40l(a)(17) Limitation, minus (b) the benefit actually payable under the Medtronic Pension Plans (taking into account such limitations under the Code). Upon a participant’s “separation from service” (within the meaning of Section 409A) from Medtronic, a bookkeeping account would be established for the participant on the books and records of Medtronic with respect to such participant, equal to the lump sum actuarial equivalent of the participant’s accrued Medtronic Retirement Plan Supplemental Benefit, with such lump sum calculated in accordance with the actuarial assumptions specified in the Medtronic NRPS Plan.
Section 5.3.    SplitCo Participants – Conversion and Transfer of Medtronic NRPS Benefits.
5.3.1.    Day 1 SplitCo Participants. A “Day 1 SplitCo Participant” means any SplitCo Employee who: (a) participated in the Medtronic NRPS Plan immediately prior to their Standup Date; (b) had accrued a Medtronic Retirement Plan Supplemental Benefit under Article 4 of the Medtronic NRPS Plan as of February 28, 2026; and (c) became an employee of the Company or an Affiliate effective as of February 28, 2026 pursuant to the EMA.
5.3.2.    Day 2 Transition Participants. A “Day 2 SplitCo Participant” means any SplitCo Employee who: (a) participated in the Medtronic NRPS Plan immediately prior to their Standup Date; (b) had accrued a Medtronic Retirement Plan Supplemental Benefit under Article 4 of the Medtronic NRPS Plan as of their actual transfer date; and (c) became an employee of the Company or an Affiliate on or after March 1, 2026, pursuant to the EMA.
5.3.3.    Conversion to Fixed Lump Sum and Transfer to MiniMed NRPS. Any Medtronic Retirement Plan Supplemental Benefit accrued under the Medtronic NRPS Plan with respect to a SplitCo Participant shall be transferred to, and all liabilities assumed by, this Plan in accordance with the following:
(a)    Assumed Separation from Service for Calculation Purposes Only. The transfer from employment with Medtronic or its Affiliates to employment with the Company or an Affiliate shall, solely for purposes of calculating and fixing the amount of the SplitCo Participant’s Retirement Plan Supplemental Benefit under the Medtronic NRPS Plan and not for purposes of vesting or the commencement of payments, be treated as if the SplitCo Participant had incurred a “Separation from Service” under the Medtronic NRPS Plan, as of the following date:
(i)    For Day 1 SplitCo Participants: effective as of February 28, 2026 (the “Day 1 Transition Date”); and
(ii)    For Day 2 SplitCo Participants: effective as of the actual date of transfer to the Company, as determined under the EMA (the “Day

2 Transition Date,” and together with the Day 1 Transition Date, each a “Transition Date”).
For the avoidance of doubt, no SplitCo Employee who participates in the Medtronic NRPS Plan shall be deemed to have incurred a “separation from service” (within the meaning of Section 409A) under the Medtronic NRPS Plan solely due to the Separation or under the application of the provisions of this Article 5, and the calculation of such SplitCo Participant’s Medtronic Retirement Plan Supplemental Benefit and the assumption of such benefits by this Plan shall not constitute an actual “separation from service” (within the meaning of Section 409A) or a Separation from Service for purposes of this Plan, the Medtronic NRPS Plan or any other plan, program, or arrangement maintained by the Company, Medtronic or any of their Affiliates.
(b)    Calculation of Transition Amount. As of the applicable Transition Date (solely for the calculation purposes described in Section 5.3.3(a) and not for purposes of vesting or the commencement of payments):
(i)    The SplitCo Participant’s Medtronic Retirement Plan Supplemental Benefit accrued under the Medtronic NRPS Plan shall be calculated in accordance with the terms of the Medtronic NRPS Plan as in effect immediately prior to the Transition Date, using the actuarial assumptions, interest rate, and other calculation parameters specified in the Medtronic NRPS Plan as of such date;
(ii)    The lump sum actuarial equivalent value of such Medtronic Retirement Plan Supplemental Benefit shall be determined and fixed as of the first day of the month following the month in which the Transition Date occurs (the “Calculation Date”); and
(iii)    Such fixed lump sum amount (the “Transition Amount”) shall represent the entire value of the SplitCo Participant’s Medtronic Retirement Plan Supplemental Benefit from the Medtronic NRPS Plan and shall not be recalculated, adjusted, or increased after the Calculation Date (except for interest credits as provided in Section 5.3.3(c)).
(c)    Transfer to Nonqualified Retirement Plan Account Under MiniMed NRPS. Effective as of the Calculation Date, the Transition Amount shall be transferred to and credited to the Participant’s MiniMed Nonqualified Retirement Plan Account. From and after the Calculation Date:
(i)    The Transition Amount credited to the MiniMed Nonqualified Retirement Plan Account shall be credited with interest at the Interest Rate in accordance with the same methodology applicable to other account-based benefits under this Plan;

(ii)    The SplitCo Participant’s MiniMed Nonqualified Retirement Plan Account shall be maintained, administered, and distributed solely in accordance with the terms of this Plan, including the payment provisions set forth in Section 5.4 and Article 9;
(iii)    The SplitCo Participant shall have no further rights to benefits under Article 4 of the Medtronic NRPS Plan with respect to the Transition Amount; and
(iv)    The SplitCo Participant shall not accrue any additional MiniMed Retirement Plan Supplemental Benefits under this Plan with respect to service or compensation earned on or after the Transition Date.
(d)    Continuous Employment; No Payment Until Actual Separation from Service. The SplitCo Participant’s transfer to the Company pursuant to the EMA shall be treated as continuous employment for all purposes under this Plan except as specifically provided in Section 5.3.3(a). The SplitCo Participant shall not be entitled to payment or distribution of the MiniMed Nonqualified Retirement Plan Account until an actual Separation from Service occurs in accordance with Section 2.1.26.
Section 5.4.    Payment of MiniMed Nonqualified Retirement Plan Account. Payment to a SplitCo Participant of his or her MiniMed Nonqualified Retirement Plan Account shall commence as soon as administratively feasible on the first business day of the seventh month following the SplitCo Participant’s actual Separation from Service (as determined under Section 2.1.26). All distributions of the MiniMed Nonqualified Retirement Plan Account shall be made in cash. If the value of the SplitCo Participant’s MiniMed Nonqualified Retirement Plan Account, determined as of the date on which such Account is established, is greater than $100,000, the Account principal together with interest at the applicable Interest Rate shall be paid to the SplitCo Participant on a monthly basis over a 15-year period in 180 equal monthly installments. If the value of the Participant’s MiniMed Nonqualified Retirement Plan Account, determined as of the date on which such Account is established, is $100,000 or less, the Account together with interest thereon shall be paid to the Participant in a lump sum.
ARTICLE 6
PERSONAL INVESTMENT ACCOUNT SUPPLEMENTAL BENEFIT (FROZEN)
Section 6.1.    Frozen Benefit; No New Accruals. This Article 6 addresses only the treatment of Personal Investment Account Supplemental Benefits (as defined in the Medtronic NRPS Plan) accrued by certain SplitCo Employees under the Medtronic NRPS Plan prior to their transfer to the Company pursuant to the EMA, the liabilities for which have been assumed by this Plan as of the applicable Standup Date. The Personal Investment Account benefit under the Medtronic Savings and Investment Plan was available only to individuals who elected such retirement benefit option prior to January 1, 2016. Because MiniMed’s Savings and Investment Plan does not and will not include a Personal Investment Account benefit, no Eligible Employee (including any SplitCo Participant) shall accrue any new Personal Investment Account

Supplemental Benefit under this Article 6 with respect to service or compensation earned on or after such Participant’s applicable Standup Date. The sole purpose of this Article 6 is to maintain and govern the payment of Personal Investment Account Supplemental Benefit balances transferred from the Medtronic NRPS Plan with respect to eligible SplitCo Participants (“PIA SplitCo Participants”). For the avoidance of doubt, this Article 6 does not apply to any Eligible Employee who was not a participant in the Personal Investment Account feature of the Medtronic Savings and Investment Plan prior to January 1, 2016, and no Participant other than a PIA SplitCo Participant shall have a Nonqualified Personal Investment Account under this Plan.
Section 6.2.    Transferred Personal Investment Account Supplemental Benefit Balances. The opening balance credited to a PIA SplitCo Participant’s Nonqualified Personal Investment Account under this Plan shall be equal to the balance of such Participant’s Nonqualified Personal Investment Account (or equivalent account) under the Medtronic NRPS Plan immediately before such Participant’s Standup Date, as transferred to this Plan pursuant to Section 4.1 and the EMA. No additional Personal Investment Account Supplemental Benefit shall be accrued or credited under this Article 6 with respect to any Plan Year commencing on or after the applicable PIA SplitCo Participant’s Standup Date, except for investment credits pursuant to Section 6.5.
Section 6.3.    Establishment of Nonqualified Personal Investment Account. The Personal Investment Account Supplemental Benefit transferred to a PIA SplitCo Participant pursuant to Section 6.1 shall be credited to an account established on the books and records of the Company, referred to as the “Nonqualified Personal Investment Account.” The Nonqualified Personal Investment Account shall be maintained and administered solely in accordance with the terms of this Plan. For the avoidance of doubt, no new Nonqualified Personal Investment Account shall be established for any Participant who is not a PIA SplitCo Participant.
Section 6.4.    Crediting Gains and Losses to Nonqualified Personal Investment Account. The Committee shall designate the manner in which a PIA SplitCo Participant’s Nonqualified Personal Investment Account is to be credited with gains and losses as described on Schedule A hereto, which Schedule may be amended from time to time in the Committee’s discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to a Participant’s Nonqualified Personal Investment Account: (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on his or her Nonqualified Personal Investment Account and to change such designation in accordance with rules established by the Committee; (b) the Participant’s Nonqualified Personal Investment Account will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefor, or add investment fund or funds, at any time. Investment elections applicable to the Nonqualified Personal Investment Account shall be subject to the transition rules set forth in Section 4.2, including, without limitation, the deemed liquidation and mapping of any Medtronic Stock Fund elections. If the Committee makes any such investment funds available for this purpose, the Company shall have no obligation to actually invest any amounts in any such investment funds. Unless the Committee adopts a different rule, investment designations may be changed, generally, on a business daily basis.
Section 6.5.    Vested Interest in Nonqualified Personal Investment Account. A PIA SplitCo Participant’s vested interest in his or her Nonqualified Personal Investment Account shall be determined in the same manner as the Participant’s vested interest in his or her Personal Investment Account, and the Company may forfeit the non-vested portion of the Participant’s Nonqualified Personal Investment Account under the same rules and subject to the same limitations as provided for the Personal Investment Account under the Savings and Investment Plan. For purposes of applying the vesting schedule, service with Medtronic and its Affiliates prior to the applicable Standup Date shall be recognized as service with the Company and its Affiliates. Notwithstanding the preceding sentence, a PIA SplitCo Participant shall not earn a fully vested interest in his or her Nonqualified Personal Investment Account as a result of the termination or partial termination of the Plan in those situations where the Participant is not otherwise fully vested in such Account.
Section 6.6.    Payment of Nonqualified Personal Investment Account. Payment to a PIA SplitCo Participant of his or her Nonqualified Personal Investment Account shall commence as soon as administratively feasible on the first business day of the seventh month following his or her Separation from Service. All distributions of the Nonqualified Personal Investment Account will be paid in the form of cash. The Participant’s Nonqualified Personal Investment Account principal as of the Participant’s Separation from Service occurs shall be paid to the Participant on a monthly basis over a 15-year period in 180 equal monthly installments. During the payout period, interest shall be credited on the declining balance based upon the applicable Interest Rate rather than pursuant to Section 6.5. If the value of the Participant’s Nonqualified Personal Investment Account, determined as soon as administratively feasible following the date on which the Participant’s Separation from Service occurs, is $100,000 or less, the Account shall be paid to the Participant in a lump sum.
ARTICLE 7
MINIMED CORE CONTRIBUTION ACCOUNT SUPPLEMENTAL BENEFIT
Section 7.1.    Calculation of MiniMed Core Contribution Account Supplemental Benefit. An Eligible Employee who, pursuant to Section 5.4 of the Savings and Investment Plan, is eligible to receive MiniMed Core Contributions under that plan, shall be credited with a MiniMed Core Contribution Account Supplemental Benefit as of the end of each Plan Year that ends on or after December 31, 2027, in an amount equal to his or her Unrestricted MiniMed Core Contribution Account Allocation, as defined below in this Section 7.1, for such year less his or her Actual MiniMed Core Contribution Account Allocation, as defined below in this Section 7.1, for such year; provided, however, that for the year in which the Participant has a Separation from Service, the Participant’s MiniMed Core Contribution Account Supplemental Benefit for such year shall be determined as of the end of the month in which the Separation from Service occurs.
An Eligible Employee’s Unrestricted MiniMed Core Contribution Account Allocation for a year equals the dollar amount that would have been allocated by the Company to his or her MiniMed Core Contribution Account for the year, but without application of the Section 415

Limitation or the Section 40l(a)(17) Limitation and based upon the compensation that would have been paid to the Eligible Employee during the year but for his or her election to defer his or her compensation under the Capital Accumulation Plan. For purposes hereof, compensation that is reduced pursuant to such an election shall be taken into account for the Plan Year during which such compensation would have been paid to the Eligible Employee but for such election and only to the extent that such compensation would otherwise be taken into account under the Savings and Investment Plan in calculating benefits thereunder had such compensation otherwise been paid directly to the Eligible Employee (but without regard to application of the Section 401(a)(17) Limitation). In addition, compensation for the 2026 Plan Year shall be taken into account only from May 1, 2026, through December 31, 2026. The Unrestricted MiniMed Core Contribution Account Allocation is determined without reduction for the Actual MiniMed Core Contribution Account Allocation.
An Eligible Employee’s Actual MiniMed Core Contribution Account Allocation for a year equals the dollar amount that the Company actually allocates as a contribution to the Eligible Employee’s MiniMed Core Contribution Account for such year.
Notwithstanding any provision of the Plan to the contrary, a Participant’s Supplemental MiniMed Core Contribution Account shall be adjusted, pursuant to the terms of the Savings and Investment Plan, to reflect participation, as applicable, in any voluntary early retirement program or such other similar program sponsored by the Company and/or its Affiliates.
Section 7.2.    Establishment of Nonqualified MiniMed Core Contribution Account. The MiniMed Core Contribution Account Supplemental Benefit to be credited to a Participant for a Plan Year under Section 7.1 shall be credited as of the last day of such year (except for the Plan Year in which a Participant has a Separation from Service, in which case it shall be credited as of the last day of the month in which the Separation from Service occurs) to an account established on the books and records of the Company, referred to as the “Nonqualified MiniMed Core Contribution Account.”
Section 7.3.    Crediting Gains and Losses to Nonqualified MiniMed Core Contribution Account. The Committee shall designate the manner in which a Participant’s Nonqualified MiniMed Core Contribution Account is to be credited with gains and losses as described on Schedule A hereto, which Schedule may be amended from time to time in the Committee’s discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to a Participant’s Nonqualified MiniMed Core Contribution Account: (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on his or her Nonqualified MiniMed Core Contribution Account and to change such designation in accordance with rules established by the Committee; (b) the Participant’s Nonqualified MiniMed Core Contribution Account will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefor, or add investment fund or funds, at any time. If the Committee makes any such investment funds available for this purpose, the Company shall have no obligation to actually invest any amounts in any such investment funds. Unless the Committee adopts a different rule, investment designations may be changed, generally, on a business daily basis.
Section 7.4.    Vested Interest in Nonqualified MiniMed Core Contribution Account. A Participant’s vested interest in his or her Nonqualified MiniMed Core Contribution Account shall be determined in the same manner as the Participant’s vested interest in his or her MiniMed Core Contribution Account, and the Company may forfeit the non-vested portion of the Participant’s Nonqualified MiniMed Core Contribution Account under the same rules and subject to the same limitations as provided for the MiniMed Core Contribution Account under the Savings and Investment Plan. Notwithstanding the preceding sentence, a Participant shall not earn a fully-vested interest in his or her Nonqualified MiniMed Core Contribution Account as a result of the termination or partial termination of the Plan in those situations where the Participant is not otherwise fully vested in such Account.
Section 7.5.    Payment of Nonqualified MiniMed Core Contribution Account. Payment to a Participant of his or her Nonqualified MiniMed Core Contribution Account shall commence as soon as administratively practicable on the first business day of the seventh month following his or her Separation from Service. All distributions of the Nonqualified MiniMed Core Contribution Account will be paid in the form of cash. The Account principal as of the Participant’s Separation from Service shall be paid to the Participant on a monthly basis over a 15-year period in 180 equal monthly installments. During the payout period, interest shall be credited on the declining balance based upon the applicable Interest Rate rather than pursuant to Section 7.3. If the value of the Participant’s Nonqualified MiniMed Core Contribution Account, determined as soon as administratively feasible following the date on which the Participant’s Separation from Service occurs, is $100,000 or less, the Account shall be paid to the Participant in a lump sum.
ARTICLE 8
ARTICLES, DEATH BENEFITS
Section 8.1.    Form and Time of Payment. If a Participant dies before all amounts in an Account have been distributed to him or her (whether the Participant’s death occurs before or after distributions have commenced to the Participant), the Account balance, to the extent then vested, shall be paid to the Participant’s Beneficiary in a lump sum within 90 days after the Participant’s death; provided, however, that to the extent permitted under Section 409A, such payment may be made on any date prior to December 31 of the calendar year immediately following the calendar year the Participant’s death occurs, with the exact payment date to be determined by the Committee in its discretion. The Committee may confer with the Participant’s Beneficiary in determining the payment date, but retains the discretion to determine the payment date, except that, after a Change of Control, the Participant’s Beneficiary may, to the extent permitted under Section 409A, determine a reasonable payment date within the above-stated parameters, and the Committee shall honor such determination.

Section 8.2.    Beneficiary
8.2.1.    Designation of Beneficiary. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.
8.2.2.    Failure to Designate Beneficiary. In the event there is no Beneficiary designation on file with the Company at the Participant’s death, or if all Beneficiaries designated by a Participant have predeceased the Participant, any benefits payable pursuant to this Article 8 will be paid to the Participant’s surviving spouse, if living; or if the Participant does not leave a surviving spouse, to the Participant’s children, if any, in equal shares, except that if any of the children predecease the Participant but leave issue surviving the Participant, such issue shall take by right of representation, the share their parent would have taken if living; for purposes of this provision, “children” shall not include stepchildren unless such stepchildren have been legally adopted by the Participant; or, if there are no such surviving issue, to the Participant’s estate.
ARTICLE 9
CHANGE OF CONTROL PROVISIONS
Section 9.1.    Application of Article 9. To the extent applicable, the provisions of this Article 9 relating to a Change of Control of the Company shall control, notwithstanding any other provisions of the Plan to the contrary, and shall supersede any other provisions of the Plan to the extent inconsistent with the provisions of this Article 8.
Section 9.2.    Legal Fees and Expenses. The Company shall reimburse a Participant or his or her Beneficiary for all reasonable legal fees and expenses incurred by such Participant or Beneficiary after the date of a Change of Control in seeking to obtain any right or benefit provided by the Plan; provided however, that: (a) any such reimbursement shall be made during a period not to exceed 20 years following the date of the Change of Control; (b) the amount eligible for reimbursement during a taxable year of the Participant or Beneficiary shall not affect the amount eligible for reimbursement in any other taxable year; (c) the reimbursement is made on or before the last day of the Participant’s or Beneficiary’s taxable year following the taxable year in which the legal fees and expenses are incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.
Section 9.3.    Late Payment and Additional Payment Provisions. If, after the date of a Change of Control, the Company delays a payment required to be made under the Plan past the final date that the payment was due to be made, the amount of each such delayed payment shall be credited with interest at the rate of five percent per year, compounded quarterly, from the date on which the distribution was required to be made under the terms of the Plan until the actual date of the distribution. In the event that this interest is to be credited for some period less than a full calendar quarter, the interest shall be determined and compounded for the fractional quarter. This interest represents a late payment penalty for the delay in payment and is intended to supplement any other interest or gains credited to a Participant’s Account under the Plan.
Any benefit payments made by the Company after the date on which a benefit distribution was required to be made under the terms of the Plan shall be applied first against the first due of such benefit distributions (with application first against any applicable late payment penalty and next against the benefit amount itself) until fully paid, and next against the next due of such payments in the same manner, and so forth, for purposes of calculating the late payment penalties hereunder.
In the event that payment of benefits has commenced to a Participant or Beneficiary prior to the date of a Change of Control, then the date on which distribution was required to be made under the terms of the Plan shall be determined with reference to the payment provision that was in effect prior to the date of the Change of Control. No adjustment may be made to any payment form which was in effect prior to the date of a Change of Control with respect to any Account which would have the effect of delaying payments otherwise to be made under the payment form or otherwise increasing the period of time over which payments are to be made.
ARTICLE 10
FUNDING
Section 10.1.    Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets. The Company may, but is not required to, establish a grantor trust to hold Plan assets (whether or not in combination with assets of another plan).
Section 10.2.    No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.
ARTICLE 11
ADMINISTRATION
Section 11.1.    Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.
Section 11.2.    Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers to:
(a)    interpret the provisions of the Plan;

(b)    establish and revise the method of accounting for the Plan and to maintain the Accounts; and
(c)    establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.
Section 11.3.    Actions of the Committee. Except as modified by the Board, the Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 11.6, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
Section 11.4.    Delegation. The Committee, or any officer designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to which a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.
Section 11.5.    Reports and Records. The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.
Section 11.6.    Claims Procedure. The Committee shall notify a Participant in writing within a reasonable period of time, not to exceed ninety (90) days, following the Plan’s receipt of the Participant’s written claim for benefits, of the Participant’s eligibility or noneligibility (i) for benefits under the Plan or, (ii) if the claim is for different or greater benefits, for the benefits claimed by the Participant. If the Committee determines that a Participant is not eligible for benefits or for the benefits claimed, the notice shall set forth: (a) the specific reasons for the adverse determination; (b) a reference to the specific provisions of the Plan on which the determination is based; (c) a description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed; and (d) a description of the Plan’s claims review procedure and the time limits applicable to such procedures, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA, following an adverse benefit determination on review. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety (90) day period.

The Participant shall have the opportunity to have a full and fair review of the claim and the adverse benefit determination by the Committee. The Participant must exercise this opportunity by filing a petition for review with the Committee within sixty (60) days after receipt by the Participant of the notice issued by the Committee. Said petition may state the specific reasons the Participant believes the Participant is entitled to benefits or greater or different benefits and may be accompanied by written comments, documents, records and other information relating to the claim for benefits. The Participant or the Participant’s representative shall be permitted, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits. Whether information is “relevant” shall be determined by the Committee taking into account guidance from the Department of Labor. If a Participant does not appeal within the Plan’s required time period, the Participant will lose the right to appeal and the Participant will have failed to exhaust the Plan’s internal administrative appeal process.
Within a reasonable period of time, not to exceed sixty (60) days, following receipt by the Committee of said petition, the Committee shall review the petition, taking into account all comments, document, records and other information submitted by the Participant relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. If the Committee’s determination is adverse to the Participant, the Committee shall notify the Participant of its decision in writing, setting forth: (a) the specific reasons for the adverse determination; (b) a reference to the specific provisions of the Plan on which the determination is based; (c) a statement that the Participant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and (d) a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA. If the sixty (60) day period is not sufficient, the Committee shall notify the Participant of the special circumstances that cause sixty (60) days to be insufficient and the date by which a decision is expected to be made, and may extend the time for up to an additional sixty (60) day period.
In the event of the death of a Participant, the same procedure shall be applicable to the Participant’s Beneficiaries.
Section 11.7.    Additional Claims Procedure Requirements. The following provisions apply to all claims under the Plan.
(a)    The Plan shall comply with applicable Department of Labor regulations regarding the manner in which claims shall be processed.
(b)    To be considered timely under the Plan’s claims procedures, a claim must be filed under Section 11.6 within one year after the claimant knew or reasonably should have known of the principal facts upon which the claim is based. Knowledge of all facts that the Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.

(c)    The exhaustion of the claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until the claims procedures have been exhausted in their entirety; and (ii) in any such legal action all explicit and all implicit determinations by the Committee and any other person or entity (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.
(d)    No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (i) thirty (30) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based, or (ii) twelve (12) months after the claimant has exhausted the claims procedure under this Plan. Knowledge of all facts that the Participant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of the Participant or otherwise claims to derive an entitlement by reference to the Participant for the purpose of applying the previously specified periods.
(e)    The exclusive venue for any legal action arising out of or relating to this Plan, including, but not limited to, actions under Section 502 or 510 of ERISA, is a state or federal court in California.
(f)    The Committee and all persons determining or reviewing claims have full discretion to determine benefit claims under the Plan. Any interpretation, determination or other action of such persons will be overturned only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.
ARTICLE 12
AMENDMENTS AND TERMINATION
Section 12.1.    Amendments. The Company, by action of the Compensation Committee of the Board, or the Chief Executive Officer of the Company or the Chief Human Resources Officer, to the extent authorized by the Compensation Committee of the Board, may amend the Plan, in whole or in part, at any time and from time to time. Any such amendment shall be filed with the Plan documents. No amendment, however, may be effective to reduce the vested amounts credited to a Participant’s Account (or that would be so credited with respect to a

Participant who is actively employed immediately prior to the date of amendment had the Participant had a Separation from Service and had his or her Account been established immediately prior to such date), as determined immediately prior to such amendment, except that the Company may change the investment funds or funds that it may make available for crediting gains and losses pursuant to Section 6.4 or Section 7.3 at any time in its discretion.
Section 12.2.    Termination. The Company reserves the right to terminate the Plan at any time by action of the Compensation Committee of the Board. Upon termination of the Plan, all accruals and contributions shall immediately cease. Termination of the Plan shall not be effective to reduce the vested amounts credited to a Participant’s Account (or that would be so credited with respect to a Participant who is actively employed immediately prior to the date of such termination had the Participant had a Separation from Service and had his or her Account been established immediately prior to such date). If the Plan is terminated, payments from the Accounts of all Participants and Beneficiaries shall be made at the time and in the manner otherwise specified in the Plan, except as otherwise determined by the Company at the time of termination, subject to Article 9 and the requirements of Section 409A.
ARTICLE 13
MISCELLANEOUS
Section 13.1.    No Guarantee of Employment. Neither the adoption nor the maintenance of the Plan shall be deemed to be a contract of employment between any Affiliate and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of an Affiliate or to perform services for an Affiliate, or to interfere with the right of an Affiliate to discharge any Participant at any time; nor shall it give an Affiliate the right to require any Participant to remain in its employ or to perform services for it or to interfere with the Participant’s right to terminate his or her employment or performance of services at any time.
Section 13.2.    Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations under the Plan shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.
Section 13.3.    Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.
Section 13.4.    Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary, except with respect to a Domestic Relations Order.
Section 13.5.    Withholding. The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes or other amounts required to be withheld under applicable law.
Section 13.6.    Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.
Section 13.7.    Applicable Law. The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of California, except to the extent such laws are preempted by the laws of the United States of America.
Section 13.8.    Invalidity of Certain Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included. The Plan is intended to comply in form and operation with Section 409A, and shall be construed accordingly.
Section 13.9.    No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.
Section 13.10.    Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, adult child, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.
Section 13.11.    Electronic Media. Notwithstanding anything in the Plan to the contrary, but subject to any applicable requirements of ERISA, the Code, or other law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Company or Committee shall be effective if accomplished by another method or methods required or made available by the Company or Committee, or their agent, with respect to that action or communication, including e-mail, telephone response systems, intranet systems, or the Internet.
Section 13.12.    Delay of Distributions Upon Certain Events
(a)    Except as set forth in Section 13.13, if a Participant is a Specified Employee as of the date of his or her Separation from Service, any distributions that under the terms of the Plan are to commence to the Participant on his or her Separation from Service (“separation distributions”) shall commence on the Participant’s “delayed distribution date” (as defined below). In this case, the Company shall, in its discretion, determine (i) whether the first separation distribution to the Participant shall include the aggregate amount of any separation distributions that, but for this paragraph (a), would have been paid to the Participant from the date of his or her Separation from Service until the delayed distribution date, or (ii) whether each separation distribution shall be delayed for six months. The Company’s discretion must be exercised without any direct or indirect election by the Participant as to whether payment method (i) or (ii) in the foregoing sentence shall be selected. For purposes of this paragraph (a), a Specified Employee’s “delayed distribution date” is the first day of the seventh month following the Participant’s Separation from Service, or if earlier, the date of the Participant’s death.
(b)    A payment under the Plan may be delayed by the Company under any of the following circumstances so long as all payments to similarly situated Participants are treated on a reasonably consistent basis:
(i)    The Company reasonably anticipates that if such payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code, provided that the payment is made either during the first calendar year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) or during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the Company’s fiscal year in which the Participant has a Separation from Service or the 15th day of the third month following the Separation from Service.
(ii)    The Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.
(iii)    Upon such other events as determined by the Company and according to such terms as are consistent with Section 409A or are prescribed by the Commissioner of Internal Revenue.
Section 13.13.    Acceleration of Distributions Upon Certain Events. The Company may, in its discretion, distribute all or a portion of a Participant’s Accounts at an earlier time and in a different form than otherwise specified in the Plan under the circumstances described below:
(a)    As may be necessary to fulfill a Domestic Relations Order. Distributions pursuant to a Domestic Relations Order shall be made according to administrative procedures established by the Company.
(b)    To the extent reasonably necessary to avoid the violation of ethics laws or conflict of interest laws to the extent permitted under Section 409A.

(c)    To pay FICA on amounts deferred under the Plan and the income tax resulting from such payment.
(d)    To pay the amount required to be included in income as a result of the Plan’s failure to comply with Section 409A.
(e)    If the Company determines, in its discretion, that it is advisable to liquidate the Plan in connection with a termination of the Plan pursuant to Section 12.2, subject to Article 9, Section 8.2 and the requirements of Section 409A.
(f)    As satisfaction of a debt of the Participant to an Affiliate, where such debt is incurred in the ordinary course of the service relationship between the Affiliate and the Participant, the entire amount of the reduction in any calendar year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(g)    As satisfaction of a debt to the extent reasonably necessary to comply with federal law regarding debt collection, but only to the extent permissible under Section 409A.
(h)    To pay state, local or foreign tax obligations that may arise with respect to amounts deferred under the Plan and the income tax resulting from such payment.
Notwithstanding anything in this Section 13.13 to the contrary, the Company shall not provide the Participant with discretion or a direct or indirect election regarding whether a payment is accelerated pursuant to this Section 13.13.
Section 13.14.    Small Account Balances. If at any time the present value of any benefit under the Plan that would be considered a “single plan” under Treasury Regulation Section 1.409A-l(c)(2), together with the present value of any benefit required to be aggregated with such benefit under Treasury Regulation Section 1.409A-l(c)(2), is less than the dollar limit set forth in Section 402(g) of the Code, the Company may, in its discretion, distribute such benefit (or benefits) to the Participant in the form of a lump sum, provided that the payment results in the liquidation of the entirety of the Participant’s interest under the “single plan,” including all benefits required to be aggregated as part of the “single plan” under Treasury Regulation Section 1.409A-1(c)(2).
Section 13.15.    When a Plan Payment is Deemed to be Made. Any payment that is due to be distributed as of a particular date pursuant to the provisions of the Plan, will be deemed to be distributed as of that date if it is distributed on such date or a later date within the same calendar year, or, if later, by the 15th day of the third calendar month following the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment. Further, a payment will be treated as made on a date if it is made no earlier than 30 days before the date, and the Participant is not permitted, directly or indirectly, to designate the calendar year of payment. For purposes of the foregoing, if the payment is required to be made during a period of time, the specified date is treated as the first day of the period of time.
Section 13.16.    Restricted Period. During any Restricted Period, no assets shall be set aside, transferred, or otherwise restricted in a way that would result in such assets being treated, for the purposes of Section 83 of the Code, as property transferred in connection with the performance of services by reason of Section 409A(b)(3) of the Code with respect to an Applicable Covered Employee.
For purposes of this Section, “Restricted Period” means:
(a)    any period during which any defined benefit plan to which Section 412(a) of the Code applies (“Defined Benefit Plan”) of an Affiliate is in at-risk status, as defined in Section 430(i) of the Code;
(b)    any period the Company is a debtor in a case under title 11, United States Code, or similar federal or state law; and
(c)    the twelve (12)-month period beginning on the date which is six months before the termination date of a Defined Benefit Plan if, as of the termination date, the Defined Benefit Plan is not sufficient for benefit liabilities, within the meaning of Section 4041 of ERISA.
For purposes of this Section, “Applicable Covered Employee” means any:
(a)    covered employee of an Affiliate; and
(b)    former employee who was covered at the time of termination of employment with an Affiliate.
For purposes of this Section, “Covered Employee” means an individual who is:
(a)    an individual described in Section 162(a)(3) of the Code; or
(b)    subject to the requirements of Section 16(a) of the Securities Exchange Act.
Section 13.17.    Consistency with EMA and Section 409A. The provisions of this Agreement, including Article 5 and Article 6 hereof, are intended to implement the treatment of the Medtronic NRPS Plan benefits held SplitCo Participants as contemplated by the EMA, and to comply with the requirements of Section 409A. The Committee shall interpret and administer this Agreement in a manner consistent with the EMA and Section 409A, and no provision of this Agreement shall be applied in a manner that would constitute an impermissible acceleration or delay of any amount subject to Section 409A.

SCHEDULE A
Manner of Crediting Gains and Losses to Personal Investment Account
and MiniMed Core Contribution Account
Pursuant to Section 6.4 and Section 7.3, respectively